Exhibit 10.2

RESTRICTED SHARE AND SHAREHOLDER AGREEMENT

This RESTRICTED SHARE AND SHAREHOLDER AGREEMENT (this “Agreement”), entered into as of October 19, 2010 (the “Grant Date”), is by and between Louis D’Ambrosio (the “Participant”) and Sensus (Bermuda 1) Ltd., a Bermuda limited company (the “Company”). Certain capitalized terms used herein and not otherwise defined are defined in Section 13 hereof.

WITNESSETH

WHEREAS, the Company maintains the Sensus Restricted Share Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, for the benefit of employees, directors and consultants of the Company and certain other Related Companies;

WHEREAS, the Committee has awarded the Participant certain Restricted Share Awards under the Plan; and

WHEREAS, the Company and the Participant wish to memorialize certain terms relating to the Shares issued to the Participant pursuant to the Restricted Share Awards and any other Securities of the Company that the Participant may otherwise be issued or acquire.

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant as follows:

1.    Award and Purchase Price; Restrictions on Transfer.

(a)    Subject to the terms of this Agreement and the Plan, the Participant is hereby granted 150,000 Restricted Share Awards (within the meaning of the Plan and, in the aggregate, the “Award”) which begin vesting as of the Grant Date. Each Restricted Share Award represents ownership of one Class B Common Share, par value U.S. $0.01, of the Company (a “Share”), subject to the restrictions and conditions set forth herein. The Restricted Share Awards shall be issued in return for future services to be rendered by the Participant to the Company.

(b)    Shares subject to the Award may not be sold, assigned, transferred, pledged or otherwise encumbered until the expiration of the applicable Vesting Period. After the applicable Vesting Period, the Shares shall be subject to the restrictions on transfer set forth in this Agreement.

2.    Vesting and Forfeiture of Shares.

(a)    Provided your service as Chairman of the Company’s Board of Directors (your “Service”) does not terminate during the Vesting Period ending on the applicable anniversary date with respect to any installment of the Shares set forth on the schedule below (an “Installment”), then, at the end of the Vesting Period for such Shares, the Participant shall become vested in those Shares, and shall own such Shares, subject to the repurchase provision set forth in Section 8(b). With respect to all Shares, the “Vesting Period” shall begin on the Grant Date and, with respect to each Installment shown on the schedule below shall end on the date applicable to such Installment:

INSTALLMENT	VESTING DATE APPLICABLE TO INSTALLMENT
37,500 Shares	Grant Date

37,500 Shares	First Anniversary of the Grant Date

37,500 Shares	Second Anniversary of the Grant Date

37,500 Shares	Third Anniversary of the Grant Date

(b)    Notwithstanding Section 2(a), the Participant shall become fully vested in the Shares subject to the Award upon the consummation of a sale of more than fifty percent (50%) of the voting capital stock or all or substantially all of the assets of the Company to an unrelated third party, whether by sale, merger, amalgamation, combination, consolidation or similar business transaction.

(c)    In the event that the Company effects an underwritten initial public offering of its common stock, Shares granted to the Participant under the Plan that have not become vested in accordance with the vesting schedule in Section 2(a) shall, at the option of the Company, acting in good faith and in a manner that preserves the Participant’s economic interests, (i) be exchanged for stock options of equivalent value based upon the implied enterprise value of the Company at the date of the initial public offering, or (ii) be exchanged for other securities of the Company under terms determined by the Company. In making the foregoing determination, the Company shall have discretion to determine the consideration to be given in exchange for unvested Shares, provided the Company acts in good faith and in a manner that preserves the Participant’s economic interests.

3.    Participant Representations, Warranties and Covenants. The Participant represents, warrants and covenants to the Company, and, with respect to Section 3(a), the Company represents and warrants to the Participant, that:

(a)    The Participant or the Company, as applicable, has the legal capacity, power and authority to enter into and perform all of his obligations under this Agreement. The execution, delivery and performance of this Agreement by the Participant or the Company, as applicable, will not violate any other agreement to which the Participant or the Company, as applicable, is a party, including, without limitation, any voting agreement, shareholders agreement or voting trust. This Agreement has been duly and validly authorized, executed and delivered by the Participant or the Company, as applicable, and constitutes a valid and binding agreement of the Participant or the Company, as applicable, enforceable against the Participant in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

(b)    The Participant serves as a non-executive director of the Company and one or more of the Company’s subsidiaries and is familiar with the Company’s and its subsidiaries’ operations, financial condition and business prospects.

(c)    The Participant will not (i) grant any proxies, deposit any Securities into a voting trust or enter into a voting agreement with respect to any Securities, or (ii) take any action that would make any representation or warranty of the Participant contained herein untrue or incorrect or have the effect of preventing or disabling the Participant from performing his obligations under this Agreement.

(d)    The Participant has no pending or threatened claim, complaint, action, suit, proceeding, hearing or investigation against the Company or its subsidiaries for any period prior to the date hereof, nor does the Participant presently intend to bring or file any claim, complaint, action, suit, proceeding, hearing or investigation against the Company or its subsidiaries for any period prior to the date hereof.

4.    Risk Factors and Other Considerations. The Participant acknowledges to the Company that:

(a)    (i) The Company’s subsidiaries are the Company’s only material assets, and that the Company and certain of its subsidiaries have incurred substantial indebtedness; and (ii) certain of the operative documents in connection with the Company’s and its subsidiaries’ debt and equity financing severely restrict the ability of the Company to make any dividend payments on the Securities and such payment may be further restricted by future agreements or instruments binding on the Company or its subsidiaries.

(b)    Any financial projections or forecasts with respect to the Company and its subsidiaries are only forecasts prepared by management, which are subject to many assumptions and factors beyond the Company’s and its subsidiaries’ control, and that there can be no assurances that these forecasts will be realized.

(c)    An investment in the Securities of the Company is a speculative investment which involves a high risk of loss and that on and after the date hereof, there will be no public market for the Securities and the Company does not contemplate that a public market will develop.

(d)    The operative documents in connection with the Company’s and its subsidiaries’ debt and equity financing and any other agreement or instrument that may restrict the ability of the Company to make any dividend payments may be created, amended, modified or supplemented, from time to time, and may be refinanced, extended or substituted, from time to time, without notice to, or the consent or approval of, the Participant or the Shareholders.

(e)    Nothing in this Agreement shall constitute an agreement by, or shall impose any obligation upon, the Company or its subsidiaries to retain as a director, employ, or to continue to retain or employ, the Participant, or shall constitute an agreement by, or shall impose any obligation upon, the Company or its subsidiaries with respect to the terms and conditions of the Participant’s engagement as a director or any future employment of the Participant, and will not limit or restrict, in any manner, the Company’s or its subsidiaries’ right or ability to terminate the Participant’s engagement as a director or any future employment of the Participant.

5.    Securities Law and Other Matters. The Participant acknowledges to the Company that:

(a)    The Securities being awarded to the Participant hereunder have not been registered under the United States Securities Act of 1933, as amended, (the “Securities Act”) on the ground that the sales of Securities pursuant to this Agreement are exempt under Section 4(2) of the Securities Act or applicable rules promulgated under the Securities Act as not constituting a distribution, and that the Company’s reliance on such exemption is predicated in part on the Participant’s representation which the Participant herewith makes that (i) the Securities have been acquired solely by and for the account of the Participant for investment purposes only, and are not being purchased for subdivision, fractionalization, resale or distribution and other than as expressly set forth herein, the Participant has no contract, undertaking, agreement or arrangement with any other Shareholder to sell, transfer or pledge to such other Shareholder or anyone else the Securities (or any part thereof) which the Participant has been awarded hereunder, and the Participant has no present plans or intentions to enter into any such contract, undertaking, agreement or arrangement; (ii) the Securities being awarded to the Participant hereunder must be held indefinitely unless they are subsequently registered under the Securities Act or a transfer is made pursuant to an exemption from such registration, including, for example, pursuant to Rule 144 thereunder and that the Company has no agreements in respect of registering the Securities under Federal or state law; and (iii) the Participant’s financial condition is such that Participant is not under any present necessity or constraint, and does not foresee in the future any necessity or constraint, to dispose of the Shares to satisfy any existing or contemplated debt or undertaking.

(b)    In the event that in the future the Company engages in any negotiation or transaction (including a merger, amalgamation or consolidation or other reorganization by or of the Company) in which Regulation D promulgated by the Securities and Exchange Commission may or will be available to the Company, the Participant agrees irrevocably (and with the knowledge and intention that the other holders of the Company’s share of all classes will rely thereon in making their respective present investment decisions) that the Participant will, within 5 business days of notice from the Company, which notice may be given in the sole discretion of the Company, appoint a purchaser’s representative or representatives who shall be qualified and acceptable to the Company and any other person(s) who is (are) involved in the proposed transaction so that the maximum benefits of Regulation D shall be available to the Company and all of its Shareholders.

6.    Registration Rights. The Securities have not been registered under the Securities Act nor any state securities laws and, in consequence thereof, all of the Securities must be held indefinitely unless (a) subsequently registered under the Securities Act or other applicable federal and state securities laws or (b) exemptions from such registration are available at the time of a proposed sale or transfer thereof. Except as set forth in the Shareholders Agreement, the Company has no agreements in respect of any registration statement under either federal or state law.

7.    Legend.

(a)    All certificates, if any, representing Securities shall be endorsed as follows:

“THIS CERTIFICATE IS SUBJECT TO, AND IS TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF A RESTRICTED SHARE AND SHAREHOLDER AGREEMENT, DATED OCTOBER 19, 2010, AMONG THE COMPANY AND THE HOLDER OF THE SHARES REPRESENTED HEREBY. REFERENCE ALSO IS MADE TO THE RESTRICTIVE PROVISIONS OF THE BYE-LAWS OF THE COMPANY. A COPY OF THE ABOVE-REFERENCED AGREEMENT AND THE BYE-LAWS MAY BE OBTAINED FROM THE SECRETARY OF THE COMPANY.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH BERMUDA LAW PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION FROM REGISTRATION, UNDER SAID ACT.”

(b)    The Participant acknowledges to the Company that (i) the effect of such legend, among other things, is or may be to limit or destroy the value of the certificate for purposes of sale or for use as loan collateral and that “stop transfer” instructions may be noted against the Securities represented by the certificates bearing such legend; (ii) any transferee of the Participant is required to become a party to this Agreement as a condition to acquiring any Securities contemplated by this Agreement; and (iii) the consent of the Bermuda Monetary Authority is required before any such Security may be transferred.

(c)    Except as otherwise expressly provided in this Agreement, all certificates, if any, representing Securities hereafter issued to or acquired by the Participant or his successors shall bear the legends set forth above, and the Securities represented by such certificates shall be subject to the applicable provisions of this Agreement. The rights and obligations of each party hereto shall inure to and be binding upon each transferee to whom Securities are Transferred by the Participant or his successor, except for Transfers described in Section 9(b)(ii). Prior to consummation of any Transfer, such party shall cause the transferee to execute a counterpart to this Agreement or a joinder hereto in a form specified by the Company. If the Participant wishes to Transfer any Securities, he shall give written notice to the Company prior to any Transfer (whether or not to a Permitted Transferee) of any Securities.

8.    Repurchase of Shares.

(a)    Call of Unvested Shares Upon Termination of Service. If the Participant’s Service is terminated at any time by the Company or a Related Company for any reason or no reason or by the Participant, the Company may repurchase all or any portion of the Shares awarded to the Participant pursuant to Section 1 hereof that are not vested in accordance with Section 2 hereof, at a price per share equal to U.S. $0.01.

(b)    Call of Vested Shares Upon Material Breach. If, at any time, the Participant commits a Material Breach, the Company may repurchase all or any portion of any Shares awarded to Participant pursuant to Section 1 hereof that are vested in accordance with Section 2 hereof at a per share purchase price per share equal to U.S. $0.01.

(c)    Expiration of Repurchase Option. If the Company does not deliver to the Participant a written notice (a “Call Notice”) of its intention to exercise the call rights set forth in this Section 8 within six (6) months of the later of termination of Service of the Participant or the occurrence of a Material Breach, as applicable, or, if later, the date of issuance of the Shares with respect to which any such call right is exercised, such call rights will expire. This Section 8 shall terminate upon the consummation of a sale of all of the capital stock or all or substantially all of the assets of the Company, whether by sale, merger, amalgamation, combination, consolidation or similar business transaction.

(d)    Restrictions on Payments by the Company. Notwithstanding anything to the contrary contained in this Agreement, all repurchases pursuant to this Section 8, shall be subject to (i) applicable restrictions contained in any applicable law, (ii) restrictions contained in the Company’s and its subsidiaries’ debt and equity financing agreements and (iii) the availability of cash to make any lump sum cash payments. If any such restrictions or unavailability prohibit the repurchase of Shares hereunder which the Company is otherwise entitled or required to make, the Company may make such repurchases as soon as it is permitted to do so under such restrictions.

(e)    Timing Considerations. Subject to Section 8(d) In the event the Company makes payments in cash pursuant to the provisions of Section 8, such payments will be made within ninety (90) days of the date of the call.

9.    Transfers of Shares.

(a)    The Participant agrees that he will not, directly or indirectly, whether by operation of law or otherwise, offer, sell, transfer, assign or otherwise dispose of (or make any exchange, gift, assignment, charge or pledge of) any Securities or any rights or interests therein (collectively, a “Transfer”), except as provided in Section 9(b). In addition to the other restrictions noted in this Section 9, the Participant agrees that it will not, directly or indirectly, Transfer any of his Securities except as permitted under the Securities Act and other applicable securities laws, including the laws of Bermuda.

(b)    The provisions of Section 9(a) shall not apply to any of the following Transfers:

(i)	From the Participant to any Permitted Transferees;

(ii)	Pursuant to a Public Offering or pursuant to Rule 144 under the Securities Act;

(iii)	From the Participant to any Person pursuant to Section 10; or

(iv)	From the Participant to the Company.

(c)    Transfer to Permitted Transferees. Subject to the provisions of Section 9(d), each Permitted Transferee of the Participant to whom Securities are Transferred shall, and the Participant shall cause such Permitted Transferee to, Transfer back to the Participant (or to another Permitted Transferee of the Participant) any Securities it owns if such Permitted Transferee ceases to be a Permitted Transferee of the Participant.

(d)    Notwithstanding Sections 9(b) and 9(c), the Participant will not Transfer any Securities to any person that competes, directly or indirectly, with the Business.

(e)    The Participant shall not be entitled to Transfer his Securities at any time if such Transfer would:

(i)	violate the Securities Act, or any state (or other applicable) securities or “Blue Sky” laws applicable to the Company or the Securities;

(ii)	cause the Company to become subject to the registration requirements of the U.S. Investment Company Act of 1940, as amended from time to time; or

(iii)	be a “prohibited transaction” under ERISA or the Code or cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code.

(f)    Any attempt to Transfer or encumber any Securities not in accordance with this Agreement shall be null and void and neither the Company nor any transfer agent of such securities shall give any effect to such attempted transfer or encumbrance in its share records.

(g)    If the Company at any time shall register securities for sale to the public, the Participant shall not sell publicly, make any short sale of, grant any option for the purchase of, or otherwise dispose publicly of, any Common Shares (other than any Common Shares included in such registration) without the prior written consent of the Company, for a period designated by the Company in writing to the Shareholders, which period shall not begin more than ten (10) days prior to the effectiveness of the registration statement pursuant to which such public offering shall be made and shall not last more than (i) one hundred eighty (180) days after the effective date of the Company’s initial public offering, and (ii) ninety (90) days after the effective date of any other registration statement.

10.    Drag Along.

(a)    If Resolute Investors holding, in the aggregate, at least fifty percent (50%) of the Common Shares (the “Selling Shareholders”) agree to enter into a transaction which would result in the Transfer of all the Common Shares owned by the Selling Shareholders to a non-Affiliate third party (the “Drag-Along Buyer”), the Selling Shareholders may deliver written notice (a “Drag-Along Notice”) to the Participant, stating that such Selling Shareholders wish to exercise their rights under this Section 10 with respect to such Transfer, and setting forth the name and address of the Drag-Along Buyer, the number of Common Shares proposed to be Transferred, the proposed amount and form of the consideration, and all other material terms and conditions offered by the Drag-Along Buyer.

(b)    Upon delivery of a Drag-Along Notice, the Participant shall be required to Transfer all, but not less than all, of his Common Shares, upon the same terms and conditions (including, without limitation, as to price, time of payment and form of consideration) as agreed by the Selling Shareholders and the Drag-Along Buyer, and shall make to the Drag-Along Buyer representations, warranties, covenants, indemnities and agreements comparable to those made by the Selling Shareholders in connection with the Transfer (other than any non-competition or similar agreements or covenants that would bind the Participant), and shall agree to the same conditions to the Transfer as the Selling Shareholders agree, it being understood that all such representations, warranties, covenants, indemnities and agreements shall be made by each Selling Shareholder and the Participant severally and not jointly and that, except with respect to individual representations, warranties, covenants, indemnities and other agreements of the Participant as to the unencumbered title to its Common Shares and the power, authority and legal right to Transfer such Common Shares, the aggregate amount of the liability of the Participant shall not exceed either (i) such Participant’s pro rata portion of any such liability, to be determined in accordance with such Participant’s portion of the total number of Common Shares included in such Transfer or (ii) the proceeds to such Participant in connection with such Transfer.

(c)    In the event that any such Transfer is structured as a merger, amalgamation, consolidation, or similar business combination, the Participant agrees to (i) vote in favor of the transaction, (ii) take such other action as may be required to effect such transaction (subject to Section 10(b)) and (iii) take all action to waive any dissenters, appraisal or other similar rights with respect thereto.

(d)    Solely for purposes of Section 10 and in order to secure the performance of the Participant’s obligations under this Section 10, the Participant hereby: (i) appoints each Drag-Along Proxy Holder (as defined in Section 10(e)) acting severally: the attorney-in-fact of the Participant (with full power of substitution) for the purpose of signing written resolutions circulated for the purpose of obtaining any approval contemplated by Section 10(c) on behalf of the Participant; and (ii) agrees on the date hereof to grant a proxy to each Drag-Along Proxy Holder in a customary form specified by the Drag-Along Proxy-Holder for the purpose of voting the voting Securities held by the Participant at a general meeting convened for the purpose of obtaining any approval contemplated by Section 10(c). The Participant acknowledges and agrees that the power of attorney granted by the Participant pursuant to this Section 10(d) is coupled with an interest and is irrevocable, and that the proxy to be granted pursuant to this Section 10(d) shall be coupled with an interest and shall be irrevocable.

(e)    For purposes of Section 10, each “Drag-Along Proxy Holder” shall be an individual nominated for this purpose by any Selling Shareholder.

(f)    The Participant agrees to take such further action and to execute such other instruments as may be necessary to effect the appointment of attorneys-in-fact and proxies pursuant to this Section 10, and the Participant hereby revokes any power of attorney or proxy previously granted by it with respect to the matters set forth in this Section 10 for purposes of, respectively, any written resolutions circulated or any general meeting convened for the purpose of obtaining any approval contemplated by Section 10(c).

(g)    The Participants agree that the Selling Shareholders shall be third party beneficiaries of the Participant’s agreements and obligations pursuant to this Section 10 and shall be entitled to enforce such agreement and obligations against the Participant.

11.    Covenant to Vote; Restrictions On Other Agreements; After Acquired Shares.

(a)    The Participant hereby agrees to take all Necessary Action to call, or cause the Company and the appropriate officers and directors of the Company to call, an annual meeting (and when circumstances so require, a special meeting) of Shareholders of the Company and to vote all voting Securities owned or held of record by the Participant at any such meeting and at any other annual or special meeting of Shareholders in favor of, or take all actions by written consent in lieu of any such meeting as may be necessary to cause, the election as members of the Board of Directors of those individuals so designated in accordance with, and to otherwise effect the intent of, Article II of the Shareholders Agreement.

(b)    The Participant shall not grant any proxy or enter into or agree to be bound by any voting trust with respect to the Securities nor shall the Participant enter into any other agreements or arrangements of any kind with any person with respect to the Securities on terms which conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreements or arrangements are with other Shareholders, holders of Securities that are not parties to this Agreement or otherwise), including but not limited to, agreements or arrangements with respect to the acquisition, disposition or voting of Securities inconsistent herewith.

(c)    The provisions of Sections 8, 9, 10 hereof and related definitions of this Agreement shall apply, to the full extent set forth herein with respect to the Shares awarded to the Participant pursuant to Section 1 hereof, all Shares issued to the Participant upon exercise of any options in respect of Shares granted to the Participant prior to or after the date hereof, and to any and all equity or debt securities of the Company or any successor or assign of the Company (whether by merger, amalgamation, consolidation, sale of assets, or otherwise) which may be issued in respect of, in exchange for, or in substitution of, such equity or debt securities and shall be appropriately adjusted for any share dividends, bonus issues, splits, reverse splits, combinations, subdivisions, reclassifications, recapitalizations, reorganizations and the like occurring after the date hereof.

12.    Non-Competition/Non-Disclosure Provisions.

(a)    Non-Competition. In consideration of this Agreement, the Participant covenants and agrees that during the Restricted Period, the Participant shall not, subject to this Section 12, without the express written approval of the Board of Directors of the Company (other than the Participant), directly or indirectly, in one or a series of transactions, own, manage, operate, control, invest or acquire an interest in, whether as a proprietor, partner, shareholder, member, lender, director, officer, employee, joint venturer, investor, lessor, supplier, customer, agent, representative or other participant, or otherwise engage or participate in, whether as a proprietor, partner, shareholder, member, lender, director, officer, employee, joint venturer, investor, lessor, supplier, customer, agent, representative or other participant, any business which competes, directly or indirectly, with the

Business in the Market (a “Competitive Business”) without regard to (i) whether the Competitive Business has its office, manufacturing or other business facilities within or without the Market, (ii) whether any of the activities of the Participant referred to above occur or are performed within or without the Market or (iii) whether the Participant resides, or reports to an office, within or without the Market; provided, however, that (x) the Participant may, anywhere in the Market, directly or indirectly, in one or a series of transactions, own, invest or acquire an interest in up to two percent (2%) of the capital stock of a corporation whose capital stock is traded publicly, (y) Participant may be employed by an entity which has a business unit or a subsidiary that is engaged in a Competitive Business, and may hold equity securities of such entity issued in connection with such employment, if (1) the revenues derived by such entity from such Competitive Business (as determined by reference to the audited financial statements of such entity for the most recent fiscal year ending prior to the date of determination) constitute less than twenty percent (20%) of the total combined revenues of such entity and its subsidiaries and (2) the Participant does not have direct management responsibility for the subsidiary or business unit of such entity that is engaged in such Competitive Business, and (z) the Participant may accept employment or service with a successor company to the Company.

(b)    Non-Solicitation. Subject to this Section 12, the Participant shall not during the Restricted Period (i) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, shareholder, member, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, customer, supplier, agent, representative or any other person which has a business relationship with the Company or its Related Companies or had a business relationship with the Company or its Related Companies within the twenty-four (24) month period preceding the date of the incident in question, to discontinue, reduce or modify such employment, agency or business relationship with the Company or its Related Companies, or (ii) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is then (or was at any time within twelve (12) months prior to the date the Participant or the Competitive Business employs or seeks to employ such person) employed or retained by the Company or its Related Companies. Notwithstanding the foregoing, nothing herein shall prevent the Participant from providing a letter of recommendation to an employee with respect to a future employment opportunity.

(c)    Non-Disclosure. The Participant further agrees, during the Restricted Period and thereafter, that the Participant will not, directly or indirectly in one or a series of transactions disclose to any person or use or otherwise exploit for the Participant’s own benefit or for the benefit of anyone other than the Company or its subsidiaries any Confidential Information (as defined below) whether prepared by the Participant or not provided, however, that any Confidential Information may be disclosed to officers, representatives, employees and agents of the Company or its Related Companies who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the Business. The Participant shall use his best efforts to prevent the removal of any Confidential Information from the premises of the Company or its Related Companies, except as required in his normal course of Service with the Company. The Participant shall use his commercially reasonable efforts to cause all persons or entities to whom Confidential Information shall be disclosed by the Participant hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. The Participant shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required by law or in any judicial or administrative process which includes subpoena powers; provided, however, that in the event disclosure is so required, the Participant shall provide the Company with prompt notice, in light of the circumstances, of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order. At the request of the Company, the Participant agrees to deliver to the Company all Confidential Information which the Participant may possess or control. The Participant agrees that all Confidential Information of the Company and its Related Companies (whether now or hereafter existing) conceived, discovered or made by him during his Service with the Company or its Related Companies exclusively belongs to the Company and its Related Companies (and not to the Participant). The Participant will promptly disclose such Confidential Information to the Company and its Related Companies and perform all actions reasonably requested by the Company and its direct and indirect subsidiaries to establish and confirm such exclusive ownership. As used herein, the term “Confidential Information” means any confidential information including, without limitation, any study, data, calculations, software storage media or other compilation of information, patent, patent application, copyright, trademark, trade name, service mark, service name, “know-how”, trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source of object codes), processes, procedures, formulas, improvements or other proprietary or intellectual property of the Company or its Related Companies, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The term “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that becomes generally available to the public other than as a result of a disclosure by the Participant not permissible hereunder.

(d)    Non-Disparagement. The Participant agrees that during the Restricted Period and thereafter, that he shall not make any false, defamatory or disparaging statements about the Company or its Related Companies or the officers or directors of the Company or its Related Companies. During and after the Participant’s Service with the Company or its Related Companies, the Company agrees on behalf of itself and its Related Companies that neither the officers nor the directors of the Company or its Related Companies shall make any false, defamatory or disparaging statements about the Participant.

(e)    Specific Performance. All the parties hereto agree that their rights under this Section 12 are special and unique and that violation thereof would not be adequately compensated by money damages and each grants the others the right to specifically enforce (including injunctive relief where appropriate) the terms of this Agreement.

13.    Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement. For purposes of this Agreement the following terms shall have the meaning as set forth below:

(a)    “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For these purposes, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b)    “Business” means the business of providing the following products and/or services:

(i)	Residential Water Meters (Velocity, Positive Displacement, Piston, Ultrasonic, Magnetic or otherwise);

(ii)	Commercial / Industrial Water Meters (Turbine, Combination, Propeller, Irrigation, Fire Hydrant, Fire Service, or otherwise);

(iii)	Sub Meters—Water, Gas, Electric and Heat;

(iv)	Residential Gas Meters (Diaphragm and Ultrasonic);

(v)	Intermediate and Large Capacity Gas Meters (Diaphragm and Ultrasonic);

(vi)	Turbine Gas Meters;

(vii)	Pressure Regulation Products;

(viii)	Correlative Natural Gas, Energy and Density Measurement Products;

(ix)	Single phase and Polyphase Solid-State Electricity Meters and other Electricity Meters;

(x)	Heat Meters (Velocity and Ultrasonic);

(xi)	Heat Integrators;

(xii)	Bulk Hot Water Meters;

(xiii)	Automatic Meter Reading Devices or Systems for any of the foregoing;

(xiv)	Meter Test Equipment for any of the foregoing;

(xv)	Instrumentation for any of the foregoing;

(xvi)	Any goods or services provided by the Company’s subsidiary, Sensus USA Inc., as a result of Sensus USA Inc.’s acquisition of the assets and/or business it purchased from Advanced Metering Data Systems, L.L.C., including, without limitation, technology, equipment, applications, software and/or monitoring services in respect of (i) automatic meter reading and infrastructure, (ii) radio frequency based control, (iii) tower telemetry, (iv) sub-metering, and/or (v) equipment monitoring;

(xvii)	Meter accuracy testing and recalibration services;

(xviii)	Project management services related to Metering and AMR activities;

(xix)	Pipe Repair, Pipe Tapping and Pipe Joining Products;

(xx)	High Pressure, Low Porosity Aluminum Die Castings;

(xxi)	Services to utilities related to the procurement, testing, repair and management of meter populations;

(xxii)	Software applications sold, licensed or offered as a service to utilities and used to (i) manage billing, meter data, and equipment status or (ii) control distribution or measurement equipment for utilities and submetering entities;

(xxiii)	Any goods or services provided by the Company’s subsidiary, Sensus USA Inc., as a result of Sensus USA Inc.’s acquisition of the assets and/or business it purchased from Telemetric Corporation; and

(xxiv)	In-home water, gas, and/or electricity consumption monitoring, control or reporting devices, including, but not limited to programmable communicating thermostats, load controllers, display panels and related communication systems and technology.

(c)    “Committee” shall have the meaning set forth in the Plan.

(d)    “Credit Agreement” shall mean the Credit Agreement, dated as of December 17, 2003, among Sensus USA Inc., a Delaware corporation, Sensus (LuxCo 2) S.AR.L, Sensus (Bermuda 2) Ltd., a company organized under the laws of Bermuda, the Lenders (as defined therein), Credit Suisse First Boston, as administrative and collateral agent for the lenders as such agreement may be amended, waived or otherwise modified from time to time.

(e)    “Disability” means due to physical or mental disability the Participant is unable to perform, and does not perform, as certified by a mutually agreeable competent medical physician, his material duties owed to the Company or its subsidiaries hereunder for 180 days in any continuous 210 day period. The final determination of Disability shall be made in the reasonable judgment of the Board of Directors. In the event of any inconsistency between the definition of disability herein and the definition of such term in any employment agreement between the Participant and the Company then in effect, the definition of such term in such employment agreement shall control for purposes of the Plan.

(f)    “EBITDA” shall have the meaning set forth in the Indenture.

(g)    “Indenture” shall mean the Indenture, dated as of December 17, 2003, relating to the Senior Subordinated Notes of Sensus USA Inc., as such indenture may be amended, waived or otherwise modified from time to time.

(h)    “Management Shareholders Agreement” means that certain Management Subscription and Shareholders Agreement, dated as of March 5, 2004, by and among the Company and the shareholders parties thereto, as amended, restated or otherwise modified from time to time.

(i)    “Market” means any county, province or similar local jurisdiction in the United States of America, Canada, or any other country in which the Business was conducted by or engaged in by the Company or any of its subsidiaries on the date hereof or is conducted or engaged in by the Company or any of its subsidiaries at any time when the Shares remain outstanding.

(j)    “Material Breach” means:

(i)    the Participant’s breach of any of such Participant’s fiduciary duties to the Company, its Related Companies or its shareholders or making of a willful misrepresentation or omission which breach, misrepresentation or omission would reasonably be expected to materially adversely affect the business, properties, assets, condition (financial or other) or prospects of the Company or its subsidiaries;

(ii)    the Participant’s willful, continual and material neglect or failure to discharge such Participant’s duties, responsibilities or obligations prescribed by this Agreement or of any other agreement between the Company or its Related Companies or by the Company (other than arising solely due to physical or mental disability);

(iii)    the Participant’s habitual drunkenness or substance abuse which materially interferes with such Participant’s ability to discharge such Participant’s duties, responsibilities or obligations prescribed by the Company or its Related Companies;

(iv)    the Participant’s violation of any non-competition, non-disparagement or confidentiality agreement with the Company or its direct or indirect subsidiaries, including without limitation, those set forth in Section 12 of this Agreement, or any other agreements with the Company or its direct or indirect subsidiaries; and

(v)    the Participant’s gross neglect of such Participant’s duties and responsibilities, as determined by the Company’s Board of Directors;

provided; for purposes of clauses (i)-(iv) above, to the extent such conduct is able to be remedied or cured by the Participant, and such conduct is not cured or remedied after the Company or the Board of Directors has provided the Participant with thirty (30) days’ written notice of such circumstances and the possibility of a Material Breach in reasonable detail, and the Participant fails to cure such circumstances and Material Breach within those thirty (30) days. No act or omission shall be deemed gross neglect if done, or omitted to be done, in good faith by the Participant based upon a resolution duly adopted by the Company’s Board of Directors. Whether a breach can be cured or remedied shall be determined by the Board of Directors in its sole discretion.

(k)    “Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by law) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Common Shares, (ii) causing the adoption of shareholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

(l)    “Permitted Transferee” means (i) in the case of any Shareholder that is an individual, any successor by death or divorce, (ii) in the case of any individual, any trust, partnership, limited liability company or similar entity solely for the benefit of such individual or such individual’s spouse or lineal descendants provided, that such individual acts as trustee, general partner or managing member and retains the sole power to direct the voting and disposition of such shares, or (iii) in the case of any Shareholder that is a trust whose sole beneficiaries are individuals, such individuals or their spouses or lineal descendants.

(m)    “Person” means an individual, a corporation, company, limited liability company, association, partnership, joint venture, organization, business, trust, or any other entity or organization, including a government or any subdivision or agency thereof.

(n)    “Public Offering” shall mean a public offering and sale of equity securities of the Company pursuant to an effective Registration Statement under the Securities Act.

(o)    “Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related Prospectus) filed on Form S-8 or any successor form thereto.

(p)    “Regulations” means any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority.

(q)    “Related Company” means any direct and indirect subsidiary of the Company.

(r)    “Resolute Investors” shall have the meaning set forth in the Shareholders Agreement.

(s)    “Restricted Period” shall mean the period during which the Participant is a director of the Company or any of the Related Companies and the period of twenty-four (24) months from and after the date of termination of such service.

(t)    “Sale”, “sell”, “transfer” and the like shall mean to effect a Transfer within the meaning of Section 9(a) and shall include any disposition by way of transfer, with or without consideration, to any person for any purpose and shall include, but shall not be limited in any way to, redemption by the Company, private or public sale or exchanges of securities or any other similar transaction involving share.

(u)    “Service” shall have the meaning set forth in Section 2(a).

(v)    “Share” shall have the meaning set forth in Section 1(a).

(w)    “Shareholders Agreement” means that certain Shareholders Agreement, dated as of December 17, 2003, by and among the Company and the Shareholders party thereto, including all exhibits and schedules thereto.

(x)    “Transfer” shall have the meaning set forth in Section 9(a).

14.    Reporting. Until the consummation of a Public Offering, the Company shall furnish to the Participant the following financial statements and such other information and such as may be reasonably requested by the Participant or by law:

(i)    as soon as available and in any event within forty-five (45) days after the end of each quarterly fiscal period of each fiscal year of the Company, consolidated primary financial statements, consisting of statements of operations, retained earnings and cash flows of the Company and its subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet of the Company and its subsidiaries as at the end of such period (together with, in each case, supplemental financial information including, among other things, sales, cost of goods sold and gross profit segmented by product category, setting forth in each case in comparative form the corresponding consolidated (and segmented) figures for the respective period during the prior fiscal year beginning with June 30, 2011 (except that, in the case of consolidated balance sheets, such comparison shall be to the last day of the prior fiscal year), accompanied by a certificate of a senior financial officer of the Company, which certificate shall state (A) that said consolidated primary financial statements fairly present the financial condition and results of operations of the Company and its subsidiaries, in each case in accordance with GAAP (except for the omission of footnotes), as at the end of, and for, such period (subject to normal year-end audit adjustments) and (B) said supplemental information fairly presents the information set forth therein as at the end of, and for, such period (subject to normal year-end audit adjustments);

(ii)    as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company and its subsidiaries, consolidated primary financial statements, consisting of statements of operations, retained earnings and cash flows for such fiscal year and the related consolidated balance sheet of the Company and its subsidiaries as at the end of such fiscal year (together with, in each case, supplemental financial information including, among other things, sales, costs of goods sold and gross profit segmented by product category), setting forth in each case in comparative form the corresponding consolidated (and segmented) figures for the respective period during the prior fiscal year beginning March 31, 2011 (except that, in the case of consolidated balance sheets, such comparison shall be to the last day of the prior fiscal year), and accompanied (A) in the case of said consolidated primary financial statements of the Company and its subsidiaries, by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said financial statements fairly present the financial condition and results of operations of the Company and its subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP, and (B) in the case of said supplemental information, by a certificate of a senior financial officer of the Company, which certificate shall state that said supplemental information fairly presents the information set forth therein as at the end of, and for, such fiscal year; and

(iii)    copies of any proxy statements, financial statements and other reports as the Company shall send or make available generally to its shareholders, and copies of all regular and periodic reports and of all registration statements (other than on Form S-8 or Form 701 or a similar form) that the Company may file with the SEC or with any securities exchange.

15.    Confidential Terms. The Participant shall keep confidential this Agreement and the transactions contemplated hereby and shall not disclose, issue any press release or otherwise make any public statement in connection therewith without the prior written consent of the Company (not to be unreasonably withheld) unless so required by applicable law or any governmental authority; provided that no such written consent shall be required (and the Participant shall be free to release such information) for disclosures to Participant’s advisors, agents, accountants or attorneys, so long as such persons agree to keep such information confidential.

16.    Acknowledgement. The Participant acknowledges and agrees that the provisions of this Agreement have been reviewed and are understood by the Participant, and expresses the will and intention of the Participant and agrees not to take any action to frustrate the purposes and provisions of this Agreement.

17.    Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights of the Participant or benefits distributable to the Participant under this Agreement have not been exercised or distributed, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement, the Plan and the Bye-Laws. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Company in such form and at such time as the Company shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary. Any rights of a beneficiary and benefits distributable to a beneficiary under this Agreement shall be subject to the terms and restrictions of the Bye-Laws.

18.    Defense of Claims. Participant agrees that, for the period beginning on the date hereof, and continuing for a reasonable period after termination of employment with the Company or its Related Companies, Participant will cooperate with the Company in defense of any claims that may be made against the Company and its Related Companies and affiliates, and will cooperate with the Company in the prosecution of any claims that may be made by Company and its Related Companies and affiliates, to the extent that such claims may relate to services performed by the Participant for the Company and its Related Companies and affiliates. Each Participant agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed against the Company and its Related Companies and affiliates. The Company agrees to reimburse Participant for all of Participant’s reasonable out-of-pocket expenses associated with such cooperation, including travel expenses. For periods during and following the Participant’s employment with the Company, the Company agrees to provide reasonable compensation to the Participant for such cooperation in addition to reimbursement of expenses and his reasonable attorneys’ fees, if any. Any reimbursements pursuant to the foregoing or any other provision of this Agreement that are taxable to the Participant shall be made on or before the last day of the year following the year in which the expense was incurred, the amount of the expenses eligible for reimbursement during one year shall not affect the amount of expenses eligible for reimbursement in any other year, and the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

19.    Miscellaneous.

(a)    The rights and obligations contained in this Agreement are in addition to the relevant provisions of the organizational documents of the Company in force from time to time and shall be construed to comply with such provisions. To the extent that this Agreement is determined to be in contravention of the organizational documents of the Company, this Agreement shall constitute a waiver by each Shareholder, to the fullest extent permissible under applicable laws, of any right such Shareholder may have pursuant to the organizational documents of the Company that is inconsistent with this Agreement.

(b)    This Agreement constitutes the entire agreement by and between the parties with respect to the subject matter hereof. This Agreement may be amended upon the mutual agreement of the Participant and the Company; provided, however, that with respect to any terms contained herein that are addressed by the Management Shareholders Agreement, the Participant hereby consents to any amendment to such terms hereof that is consistent to any amendment to the corresponding terms of the Management Shareholders Agreement that is made in accordance with the terms thereof and the Participant agrees to execute any written amendment or instrument evidencing such amendment or consent that the Company may request. In addition, insofar as this Agreement relates to the Award, this Agreement may be amended in accordance with the provisions of the Plan, without the consent of the Participant.

(c)    The terms of this Agreement, insofar as they relate to the Award shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company. The Plan is hereby incorporated herein by reference into and forms a part of this Agreement. Notwithstanding the foregoing, in the event of any inconsistency between any of the express terms of this Agreement and the terms of the Plan with respect to any matter, the terms of this Agreement shall govern with respect to such matter. In addition, the Participant shall not be obligated to become a party to the Management Shareholders Agreement, as contemplated by the Plan.

(d)    Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(e)    The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Shares and to any and all equity or debt securities of the Company or any successor or assign of the Company (whether by merger, amalgamation, consolidation, sale of assets, or otherwise) which may be issued in respect of, in exchange for, or in substitution of, such equity or debt securities and shall be appropriately adjusted for any share dividends, bonus issues, splits, reverse splits, combinations, subdivisions, reclassifications, recapitalizations, reorganizations and the like occurring after the date hereof.

(f)    THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IN THE EVENT OF ANY BREACH OF THIS AGREEMENT, THE NON-BREACHING PARTY WOULD BE IRREPARABLY HARMED AND COULD NOT BE MADE WHOLE BY MONETARY DAMAGES, AND THAT, IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED AT LAW OR IN EQUITY, THE PARTIES SHALL BE ENTITLED TO SUCH EQUITABLE OR INJUNCTIVE RELIEF AS MAY BE APPROPRIATE. THE CHOICE OF FORUM SET FORTH IN THIS SECTION 19(f) SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OF A NEW YORK FEDERAL OR STATE COURT, OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SUCH A JUDGMENT, IN ANY OTHER APPROPRIATE JURISDICTION.

(g)    IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (1) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO INSTITUTE ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE SOUTHERN DISTRICT OF NEW YORK, WHETHER A STATE OR FEDERAL COURT; (2) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF ANY SUCH COURT DESCRIBED IN CLAUSE (1) OF THIS SECTION AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN THE SOUTHERN DISTRICT OF NEW YORK; (3) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN ANY INCONVENIENT FORUM; (4) AGREE, AFTER CONSULTATION WITH COUNSEL, TO WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT; (5) AGREE TO DESIGNATE, APPOINT AND DIRECT AN AUTHORIZED AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS AND DOCUMENTS IN ANY LEGAL PROCEEDING IN THE SOUTHERN DISTRICT OF NEW YORK; (6) AGREE TO PROVIDE THE OTHER PARTIES TO THIS AGREEMENT WITH THE NAME, ADDRESS AND FACSIMILE NUMBER OF SUCH AGENT; (7) AGREE AS AN ALTERNATIVE METHOD

OF SERVICE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH HEREIN FOR COMMUNICATIONS TO SUCH PARTY; (8) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (9) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. TO THE EXTENT PERMITTED BY LAW IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREE TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

(h)    All personal pronouns used in this Agreement, whether used in masculine, feminine or neuter gender, shall include all other genders if the context so requires; the singular shall include the plural, and vice versa.

(i)    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(j)    In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

(k)    Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as are necessary to effectuate the terms and purposes of this Agreement.

(l)    Whenever notice is required to be given by any party hereunder, such notice shall be deemed sufficient when delivered to the Company at its principal place of business, c/o Chief Executive Officer, and to the Participant at the Participant’s address below or to such other address as the Participant shall have furnished to the Company.

(a)    Each party shall be entitled to rely conclusively upon any notice received, or the failure to receive any notice, from any other party with respect to rights and obligations under this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Participant has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

PARTICIPANT

/s/ Louis D’Ambrosio
Louis D’Ambrosio

SENSUS (BERMUDA 1) LTD.

By:	/s/ Peter Mainz
Name: Peter Mainz
Title: Chief Executive Officer & President